# Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SANOMEDICS INTERNATIONAL HOLDINGS, INC.", FILED IN THIS OFFICE ON THE THIRD DAY OF DECEMBER, A.D. 2013, AT 5:52 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE EIGHTEENTH DAY OF DECEMBER, A.D. 2013.

Jeffrey W. Bullock, Secretary of State

4673872 8100

131372881

AUTHENTICATION: 0946764

DATE: 12-04-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:10 PM 12/03/2013
FILED 05:52 PM 12/03/2013
SRV 131372881 - 4673872 FILE

# CERTIFICATE OF AMENDMENT
# TO THE CERTIFICATE OF INCORPORATION
# OF
# SANOMEDICS INTERNATIONAL HOLDINGS, INC.
**(A Delaware Corporation)**

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the President of Sanomedics International Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

**RESOLVED**: Section IV of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following:

> 4.3 **Reverse Stock Split**. On the date of effective date of this Certificate of Amendment, the Corporation will effect a reverse stock split (the "**Reverse Stock Split**") of its outstanding Common Stock pursuant to which every ten (10) issued and outstanding shares of the Corporation's Common Stock, par value $0.001 (the "**Old Common Stock**") shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.001 (the "**New Common Stock**"). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; *provided, further*, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

**FURTHER RESOLVED**: That the effective date of this Certificate of Amendment shall be December 18, 2013.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated October 30, 2013 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a majority of the outstanding shares of the Corporation's voting stock on October 30, 2013 in accordance with Section 228 of the Delaware General Corporation Law

**IN WITNESS WHEREOF**, the undersigned, being the President of this Corporation, has executed this Certificate of Amendment to the Corporation's Certificate of Incorporation, as amended, as of December 3, 2013.

Sanomedics International Holdings, Inc.

By: ____________________

Keith Houlihan, President